As filed with the Securities and Exchange Commission on May 6, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_____________________________________________________________
MYR GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	36-3158643
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

12121 Grant Street,		Suite 610
Thornton,	CO		80241
(Address of principal executive offices)			(Zip Code)
MYR Group Inc. 2017 Long-Term Incentive Plan (As Amended and Restated as of April 24, 2024)
(Full title of the plan)
_____________________________________________________________
William F. Fry
Senior Vice President, Chief Legal Officer, and Secretary
MYR Group Inc.
12121 Grant Street, Suite 610 Thornton, CO 80241
(Name and address of agent for service)
(303) 286-8000
(Telephone number, including area code, of agent for service)
_____________________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
MYR Group Inc. (the “Registrant”) is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:
(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (Commission File No. 001-08325) filed with the Commission on February 28, 2024;
(b) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 (Commission File No. 001-08325) filed with the Commission on May 1, 2024;
(c) the Registrant’s Current Report on Form 8-K (Commission File No. 001-08325) filed with the Commission on January 25, 2024, February 28, 2024, March 05, 2024, April 29, 2024 and May 1, 2024.
(d) the description of the Common Stock contained in the Registrant’s registration statement on Form 8-A filed with the Commission on August 21, 2008, as updated by the description of the Common Stock contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including any subsequently filed amendments and reports updating such description.
All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
    Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a “derivative action”)), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director or officer for payments of unlawful dividends or unlawful stock repurchases or redemptions, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) a director or officer in any action by or in the right of the corporation.
Article Seventh of the Registrant’s Restated Certificate of Incorporation provides that “the Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article Seventh shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.” Article VIII of the Company’s Amended and Restated By-Laws (the “By-Laws”) provides for similar rights.
In accordance with the Restated Certificate of Incorporation and the By-Laws, the Registrant enters into certain indemnification agreements with its officers and directors. The indemnification agreements provide the Registrant’s officers and directors with further indemnification, to the maximum extent permitted by the DGCL.
The foregoing summaries are necessarily subject to the complete text of the statute, the Registrant’s Restated Certificate of Incorporation and By-Laws, the indemnification agreements and any other arrangements referred to above, and are qualified in their entirety by reference thereto.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1
Restated Certificate of Incorporation of MYR Group Inc. (filed with the Commission as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 (Commission File No. 001-08325) on October 25, 2023 and incorporated herein by reference)

4.2
Amended and Restated By-Laws of MYR Group Inc. (filed with the Commission as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-08325) on April 24, 2023 and incorporated herein by reference)

4.3
MYR Group Inc. 2017 Long-Term Incentive Plan (As Amended and Restated as of April 24, 2024) (filed with the Commission as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-08325) on April 29, 2024 and incorporated herein by reference)

5.1*	Opinion of William F. Fry, Senior Vice President, Chief Legal Officer, and Secretary of the Company
23.1*	Consent of Crowe LLP
23.2*	Consent of William F. Fry, Senior Vice President, Chief Legal Officer, and Secretary of the Company (included in Exhibit 5.1)
24.1*	Power of Attorney
107.1*	Filing Fee Table
______________________________
* Filed herewith
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thornton, State of Colorado, on May 6, 2024.
MYR GROUP INC.
By: /s/ WILLIAM F. FRY
Name:    William F. Fry
Title:     Senior Vice President, Chief Legal Officer and Secretary
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
*	President, Chief Executive Officer and Director	May 6, 2024
Richard S. Swartz	(Principal Executive Officer)
*	Senior Vice President and Chief Financial Officer	May 6, 2024
Kelly M. Huntington	(Principal Financial and Principal Accounting Officer)
*	Chair of the Board of Directors	May 6, 2024
Kenneth M. Hartwick
*	Director	May 6, 2024
Bradley T. Favreau
*	Director	May 6, 2024
Ajoy H. Karna
*	Director	May 6, 2024
Jennifer E. Lowry
*	Director	May 6, 2024
Donald C. I. Lucky
*	Director	May 6, 2024
Shirin S. O’Connor
*	Director	May 6, 2024
William D. Patterson
*    This Registration Statement has been signed on behalf of the above officers and directors by William F. Fry, as attorney-in-fact, pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

Date: May 6, 2024	By:	/s/ WILLIAM F. FRY
William F. Fry Attorney-in-Fact